Exhibit 99.4

September 18, 2024

To: Baiya International Group Inc. (the “Company”)

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with (i) the proposed public offering (the “Offering”) of certain number of ordinary shares of the Company (the “Ordinary Shares”, or the “Offered Securities”) , by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United State Securities and Exchange Commission (the “SEC”) in relation to the Offering and (ii) the proposed listing of the Ordinary Shares on the NASDAQ Capital Market (the “Listing”).

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth. In delivering this opinion, we have made the following assumptions:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the PRC Entities (as defined in the below) as they were presented to us;

(c)	that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

Opinion regarding F-1 of Baiya International Group Inc.

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company and the PRC Entities, including all factual statements in the documents and all other factual information provided to us by the Company and the PRC Entities, and the statements made by the Company, the PRC Entities and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and officers or representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	that all parties to the documents provided to us in connection with this opinion, other than the PRC Entities, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) tax structuring; (b) financial, appraisal or accounting matters; and

(c) review of technical or environmental issues.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”		means the China Securities Regulatory Commission.

“Government Agency” “Government Agencies”	or

means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

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“Material Adverse Effect”

means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon (i) the conditions (financial or otherwise), business, properties or results of operations or prospects of the PRC Entities taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated under the Prospectus.

“M&A Rules”

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“PRC Entities”	means the PRC Subsidiary and the Consolidated Affiliated Entities collectively.

“PRC Subsidiary”	means Shenzhen Pengze Future Technology Co., Ltd (深圳鹏泽未来科技有限公司), a company incorporated under the PRC laws.

“Consolidated Affiliated Entities”	means the PRC Entities as listed in Annex A, each of which is a company incorporated under the PRC laws.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Based on our understanding of the current PRC Laws, (i) the ownership structures of the PRC Entities, both currently and immediately after giving effect to the Offering, do not and will not contravene any applicable PRC Laws currently in effect; and (ii) the contractual agreements among the PRC Subsidiary, the Consolidated Affiliated Entities and relevant shareholders governed by PRC Laws are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC Laws currently in effect, and do not contravene any PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

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2.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, jointly promulgated the M&A Rules, which became effective on September 8, 2006, as amended on June 22, 2009. Based on our understanding of the PRC Laws, we are of the opinion that the approval by the CSRC under the M&A Rules is not required to be obtained for the Offering. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

3.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

4.	To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectus on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulations”, “Use of Proceeds”, “Material Income Tax Consideration”, and “Legal Matters”, to the extent that such statements describe or summarize PRC legal or regulatory matters, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

5.	All matters of PRC Laws relating to the Company, the PRC Entities and their respective businesses and other statements with respect to PRC Laws set forth in the Registration Statement are correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

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The foregoing opinion is further subject to the following qualifications:

(a)	we express no opinion as to any Laws other than the PRC Laws in force on the date of this opinion;

(b)	the PRC Laws referred to herein are Laws currently in force and there is no guarantee that any of such Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(e)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers or representatives of the Company, the PRC Entities and the Government Agencies.

(f)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

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Annex A List of Consolidated Affiliated Entities and Shareholding Information

No.	Company Name	Type of Entity	Registered Capital	Shareholders (per cent. held)
1.	Shenzhen Gongwuyuan Network Technology Co., Ltd 深圳市工务园网络科技有限公司 (“Shenzhen GWY”)	Limited Liability Company	RMB10,000,000

Shenzhen Jiajun Enterprise Management Partnership (LP) 40%,

Dongguan Zhihe Enterprise Management Partnership (LP) 13.55%,

Yangpu Ruiheng Enterprise Management Partnership (LP) 12.15%,

Haikou Financial Investment Enterprise Management Partnership (LP) 11.40%,

Zhang Weilai 9%,

Guangdong Yifang Investment Group Co., Ltd 5%, Liang Wenhao 4%,

Fang Bendian 3%,

Shanghai Hezhuo Enterprise Management Center (LP) 1.9%

2.	Beijing Gongjuyuan Network Technology Co., Ltd 北京市工聚园网络 科技有限公司	Limited Liability Company	RMB10,000,000	Shenzhen GWY 100%
3.	Dongguan Gongwuyuan Business Service Co., Ltd 东莞工务园商务服 务有限公司	Limited Liability Company	RMB10,000,000	Shenzhen GWY 100%
4.	Dongguan Gongwuyuan Yifang Talent Service Co., Ltd 东莞市工务园亿方 人才服务有限公司	Limited Liability Company	RMB10,000,000	Shenzhen GWY 100%
5.	Shenzhen Aliyuncang Logistics Warehousing Co., Ltd 深圳市阿里云仓物 流仓储有限公司	Limited Liability Company	RMB10,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
6.	Dongguan Fusheng Supply Chain Co., Ltd 东莞市福昇供应链 有限公司	Limited Liability Company	RMB5,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
7.	Dongguan Jida Supply Chain Co., Ltd 东莞市吉达供应链 有限公司	Limited Liability Company	RMB5,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
8.	Dongguan Chenwang Supply Chain Co., Ltd 东莞市宸旺供应链有限 公司	Limited Liability Company	RMB5,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%

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No.	Company Name	Type of Entity	Registered Capital	Shareholders (per cent. held)
9.	Guangdong Mili Consulting Service Co., Ltd 广东米力咨询服 务有限公司	Limited Liability Company	RMB5,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
10.	Jiujiang Gongwuyuan Yifang Human Resources Service Co., Ltd 九江市工务园亿方人力资源服务有限 公司	Limited Liability Company	RMB2,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
11.	Jiangxi Gongwuyuan Talent Service Co., Ltd 江西工务园人才服 务有限公司	Limited Liability Company	RMB2,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
12.	Ji'an Gongwuyuan Human Resources Co., Ltd 吉安市工务园人力 资源有限公司	Limited Liability Company	RMB2,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
13.	Jiangxi Gongwuyuan Supply Chain Management Co., Ltd 江西工务园供应链 管理有限公司	Limited Liability Company	RMB2,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
14.	Nanchang Gongwuyuan Business Service Co., Ltd 南昌市工务园商务 服务有限公司	Limited Liability Company	RMB2,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
15.	Hunan Gongwuyuan Youchuang Human Resources Service Co., Ltd 湖南工务园优创人 力资源服务有限公司	Limited Liability Company	RMB2,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
16.	Dongguan Zhenggongfu Human Resources Co., Ltd 东莞市征工夫人力 资源有限公司	Limited Liability Company	RMB2,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%
17.	Zhongshan Jushangyue Freight Forwarding Service Co., Ltd 中ft市聚尚悦货运代理服务有限公司	Limited Liability Company	RMB5,000,000	Shenzhen GWY 90%, Dongguan Gongwuyuan Business Service Co., Ltd 10%

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No.	Company Name	Type of Entity	Registered Capital	Shareholders (per cent. held)
18.	Jiangxi Huizhong Human Resources Co., Ltd 江西省惠众人力资 源有限公司	Limited Liability Company	RMB2,000,000	Shenzhen GWY 10%, Dongguan Gongwuyuan Business Service Co., Ltd 90%

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